EXHIBIT 3.3

AGREEMENT AND PLAN OF MERGER BY AND BETWEEN

SMTP.COM, INC.

(a Massachusetts corporation)

and

SMTP, INC.

(a Delaware corporation)

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of the 23rd day of November, 2010 by and between SMTP.COM, Inc., a corporation organized under the laws of the State of Massachusetts, and SMTP, Inc., a corporation organized under the laws of the State of Delaware. The Agreement and Plan was adopted on November 23, 2010 by resolution of the Shareholders and Board of Directors of SMTP.COM, Inc., a Massachusetts corporation, and adopted on November 23, 2010 by resolution of the Board of Directors of SMTP, Inc., a Delaware corporation.  The names of the corporations planning to merge are SMTP.COM, Inc., a Massachusetts corporation, and SMTP, Inc., a Delaware corporation.  The name of the surviving corporation into which SMTP.COM, Inc., a Massachusetts corporation, plans to merge is SMTP, Inc., a Delaware corporation.

1.

SMTP.COM, Inc., a Massachusetts corporation and SMTP, Inc., a Delaware corporation shall, pursuant to the provisions of the Massachusetts Business Corporation Act and the provisions of the General Corporation Law of the State of Delaware, be merged with and into a single corporation, to wit, SMTP, Inc., a Delaware corporation, which shall be the surviving corporation upon the effective time and date of the merger and which is sometimes hereinafter referred to as the "surviving corporation", and which shall continue to exist as surviving corporation under its present name, SMTP, Inc., pursuant to the provisions of the General Corporation Law of the State of Delaware.  The separate existence of SMTP.COM, Inc., a Massachusetts corporation, which is sometimes hereinafter referred to as the "disappearing corporation", shall cease at the effective time and date of the merger in accordance with the provisions of the Massachusetts Business Corporation Act.

2.

The Certificate of Incorporation of the surviving corporation at the effective time and date of the merger in the State of Delaware shall be the Certificate of Incorporation of said surviving corporation and said Certificate of Incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the General Corporation Law of the State of Delaware.

3.

The Bylaws of the surviving corporation at the effective time and date of the merger in the State of Delaware shall be the Bylaws of said surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the General Corporation Law of the State of Delaware.

4.

The directors and officers in office of the surviving corporation at the effective time and date of the merger in the State of Delaware shall be the first members of the Board of Directors and the first officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of the surviving corporation.

EX 3.3 – Pg. 1

5.

Each issued and outstanding share of common stock of the disappearing corporation and each right to purchase a share of common stock in the disappearing corporation immediately prior to the effective time and date of the merger shall, at the effective time and date of the merger, be converted into one share of common stock of the surviving corporation or the right to purchase one share of common stock of the surviving corporation on the same terms and conditions. Each unissued share of common stock of the disappearing corporation that remains authorized for issuance immediately prior to the effective time and date of the merger shall, at the effective time and date of the merger, be converted into one share of issued common stock of the surviving corporation. The issued shares of the surviving corporation shall not be converted or exchanged in any manner and each said share which is issued at the effective time and date of the merger shall be returned and canceled by the surviving corporation and shall be of no value.

6.

The Agreement and Plan of Merger was authorized by the shareholders of the disappearing corporation in the manner prescribed by the provisions of Massachusetts Business Corporation Act, and the merger of the disappearing corporation with and into the surviving corporation has been authorized in the manner prescribed by the General Corporation Law of the State of Delaware.

7.

The disappearing corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Massachusetts and of the State of Delaware, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

8.

The Board of Directors and the proper officers of the disappearing corporation and the surviving corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement and Plan of Merger or of the merger herein provided for.

9.

The merger shall become effective on the time and date on which the Articles of Merger have been filed with the Department of State of the State of Massachusetts and the Certificate of Merger has been filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, this Agreement and Plan of Merger is hereby executed upon behalf of the disappearing corporation and the surviving corporation on the date first written above.

SURVIVING CORPORATION

By:
Witness		Semyon Dukach, CEO

DISAPPEARING CORPORATION

By:
Witness		Semyon Dukach, CEO

EX 3.3 – Pg. 2